Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is made and entered into this 13th day of July, 2012 by and between Avista Capital Holdings, LP (“Avista”) and Union Drilling, Inc., a Delaware corporation (“Union”).

WHEREAS, Avista and Union are prepared to furnish each other with certain information in connection with a possible business transaction between Union and Avista’s Affiliate (defined below), Sidewinder Drilling, Inc. (the “Transaction”); and

WHEREAS, in connection with the evaluation of the Transaction, the parties will be receiving, reviewing, and analyzing certain information which is confidential, proprietary or otherwise not generally available to the public with respect to the other party’s (including its Affiliates) business operations and services, the marketing or promotion of products and services, business policies and practices, technical, financial and strategic information and other matters.

NOW, THEREFORE, for and in consideration of the premises and the agreements herein contained, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.	Definitions. As used in this Agreement:

(a)	“Affiliate” means a person, company or entity controlling, controlled by, under common control, or working in concert, with a party; provided that this definition does not include any person who became such without obtaining the consent to assignment required by Section 13 of this Agreement.

(b)	“Confidential Information” means all information or materials furnished by the Disclosing Party to the Receiving Party orally, or in written or electronic form, which is confidential, proprietary, or otherwise not generally available to the public. Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement; (ii) information which was known to the Receiving Party on a non-confidential basis prior to being furnished to the Receiving Party by the Disclosing Party; (iii) information which becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party unless such source was known or could reasonably be determined to be under a confidentiality obligation to the Disclosing Party, and (iv) information that is independently developed by Representatives of the Receiving Party who have not had access to the Confidential Information. “Confidential Information” shall also include this Agreement, the fact that information contemplated herein has been made available to either party, and the fact that the parties are contemplating the Transaction.

(c)	“Disclosing Party” means the party disclosing Confidential Information to the other party, including any Affiliate of such other party.

(d)	“Receiving Party” means the party receiving Confidential Information from the other party, including any Affiliate of such other party.

(e)	“Representatives” means a party (including an Affiliate of such party) and their respective directors, officers, employees, attorneys, advisors, consultants, funding sources and Sidewinder Drilling and its officers and directors.

2.	Nondisclosure of Confidential Information. The Receiving Party may disclose Confidential Information only to the Receiving Party’s Representatives, but only if such Representatives need to know the Confidential Information in connection with the evaluation of the Transaction. The Receiving Party agrees that (a) such Representatives will be informed by the Receiving Party of the confidential nature of the Confidential Information, and (b) the Receiving Party will be responsible for any breach of this Agreement by itself or any of its Representatives. The Receiving Party shall not disclose the Confidential Information to any person other than as permitted hereby, and shall safeguard the Confidential Information from unauthorized disclosure. The Receiving Party will require its Representatives to use at least the same degree of care to protect the Disclosing Party’s Confidential Information as is used by the Receiving Party in protecting its own proprietary and Confidential Information.

3.	Restricted Use. The Confidential Information shall be used solely by the Receiving Party and its Representatives to evaluate and implement the Transaction, and shall not otherwise be used in a manner detrimental to the Disclosing Party.

4.	Notice Preceding Compelled Disclosure. If the Receiving Party or its Representatives are requested or required by legal process to disclose any Confidential Information, the Receiving Party shall promptly notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with this Agreement. If, In the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or its Representatives are compelled to disclose the Confidential Information, the Receiving Party and its Representatives may disclose only such of the Confidential Information to the party compelling disclosure as is required by law and, in connection with such compelled disclosure, the Receiving Party shall use commercially reasonable efforts to obtain from the party to whom disclosure is made written assurance that confidential treatment will be accorded to such portion of the Confidential Information as is disclosed.

5.	Return of Information. Upon the Disclosing Party’s request, the Receiving Party and its Representatives shall promptly deliver to the Disclosing Party or destroy (at the Disclosing Party’s election) all Confidential Information and all copies of any analyses, compilations, studies or other documents prepared for use in connection with the Receiving Party’s consideration of a Transaction containing or including any

Confidential Information, in each case without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, except that the Receiving Party and its Representatives (a) may retain any attorney work product created in connection with the Receiving Party’s consideration of the Transaction, (b) may retain one set of Confidential Information to the extent required to comply with law or governmental regulations and (c) will not be obligated to erase any Confidential Information that is contained in an archived computer system backup in accordance with the Receiving Party’s or its Representatives’ security and/or disaster recovery procedures; provided, however, that any such Confidential Information retained under this Section shall continue to be subject to the terms of this Agreement. Following such request, the Receiving Party will promptly provide the Disclosing Party with written confirmation from an authorized officer who has supervised the Receiving Party’s compliance with this paragraph that confirms such compliance.

6.	No Waiver. No failure or delay in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

7.	Remedies. The parties acknowledges and agree that money damages would not be a sufficient remedy for any breach of this Agreement, and the parties further acknowledge and agree that the non-breaching party will be entitled to seek specific performance and injunctive relief as remedies for any such breach. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity.

8.	Termination. This Agreement shall terminate, and all provisions hereof shall be of no further force or effect, one year from the date of this Agreement, unless either party terminates it earlier by providing a written termination notice to the other party; provided, however, that if this Agreement is so terminated by either party, this Agreement will continue to apply to any Confidential Information disclosed hereunder (including Confidential Information returned or destroyed) prior to the other party’s receipt of the termination notice until the end of the one-year term. Each party further acknowledges and agrees that each party reserves the right, in its sole discretion and at any time, to reject any and all proposals made by the other party or any of its Representatives or any other party with regard to a Transaction and to terminate discussions and negotiations hereunder. If either party decides that it does not wish to proceed with a Transaction, such party shall promptly notify the other party of that decision.

9.	Nonsolicitation. The Receiving Party agrees that for a period of one year neither it nor its Affiliates who receive confidential information shall directly or indirectly initiate the solicitation of, without the consent of the Disclosing Party, (a) any executive officer of the Disclosing Party or of any of its Affiliates or (b) any employee of the Disclosing Party or any of its Affiliates actively engaged in the review of the Transaction for employment, advisory or consulting work; provided, however, neither party shall be prohibited from (x) employing or otherwise working with any such person who contacts such party solely on his or her own initiative and without direct or indirect solicitation by such party, (y) conducting general solicitations for employees or general contractors (which solicitations are not specifically targeted at the other party’s employees) through the use of media advertisements, professional search firms or otherwise, or (z) employing employees who are paid on an hourly basis.

10.	Right to Disclose. The Disclosing Party represents and warrants to the Receiving Party that it has the right to disclose the Confidential Information to the Receiving Party.

11.	No Obligation or Joint Venture. The parties hereto understand and agree that unless and until a definitive agreement has been executed and delivered, no contract or agreement providing for the Transaction between the parties shall be deemed to exist between the parties, and neither party will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement or offer, unless specifically so designated in writing and executed by both parties.

12.	No Warranty. BY EXECUTING THIS AGREEMENT, AND EXCEPT AS PROVIDED IN SECTION 10 ABOVE, THE DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO, OR IN ANY WAY WITH RESPECT OR IN CONNECTION WITH ANY INFORMATION MADE AVAILABLE HEREUNDER. ACCORDINGLY, THE RECEIVING PARTY WILL RELY SOLELY UPON ITS INDEPENDENT EXAMINATION AND ASSESSMENT OF THE CONFIDENTIAL INFORMATION IN EVALUATING THE TRANSACTION.

13.	Assignment. Neither party may assign this Agreement, or any rights hereunder, without the prior written consent of the other party, which consent may be granted or withheld in the sole and absolute discretion of the non-assigning party.

14.	Miscellaneous. This Agreement inures to the benefit of, and is binding upon, both parties, and their successors and assigns, subject to the limitations on assignment as set forth in Section 13 above. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. If any provision of this Agreement is found to be invalid, illegal or unenforceable, such provision shall be modified or severed to the extent necessary to reflect the fullest legal and enforceable expression of the intent of the parties. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each party hereto agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

15.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivered by electronic transmission in portable document format (pdf)), all of which taken together shall constitute one and the same instrument. This Agreement to the extent signed and delivered by means of a facsimile machine or electronic pdf transmission, shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party shall re-execute original forms thereof and deliver them to such other party. No party hereto or to any such instrument shall raise the use of a facsimile machine or electronic pdf transmission to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine or electronic pdf transmission as a defense to the formation of a contract and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AVISTA CAPITAL HOLDINGS, LP

By:	/s/ Jeff Gunst
Its: Jeff Gunst
Authorized Signatory

UNION DRILLING INC.

By:	/s/ Christopher D. Strong
Christopher D. Strong, President & CEO

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